EXHIBIT 23.A

                        CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this registration statement of Pacific Bell and Subsidiaries (the Company) on Form S-3 of our report dated February 27, 1997 on our audits of the consolidated financial statements and financial statements schedule of the Company as of December 31, 1996 and 1995 and each of the three years in the period ended December 31, 1996 which report is included in the Company's Annual Report on Form 10-K. We also consent to the reference to our firm under the caption "Experts."




Coopers & Lybrand L.L.P.
San Francisco, California
October 7, 1997